Exhibit 15.2

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125

Greece

March 26, 2025

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Pyxis Tankers Inc. (the “Company”) for the year ended December 31, 2024 (the “Annual Report”). We hereby consent to the incorporation of our name in the Annual Report and to the use of the statistical information supplied by us as set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the International Product Tanker and Dry Bulk Shipping Industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the product tanker and dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report and any subsequent registration statement on Form F-3 into which the Annual Report is incorporated by reference.

Yours faithfully,

/s/ Jayendu Krishna
Jayendu Krishna
Director-Head Maritime Advisors
Drewry Maritime Services (Asia) Pte Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Maritime Services (Asia) Pte. Ltd, #17-01 Springleaf Tower, 3 Anson Road, Singapore 079909

t: +65 6220 9890	f: +65 62208258	e: enquiries@drewry.co.uk

Registered in Singapore No. 200705426N Registered GST No. 200 7054 26N

www.drewry.co.uk